Exhibit 99.1

Contact:

William J. Dawson	Jason I. Spark
Vice President, Finance & CFO	Porter Novelli Life Sciences
Cerus Corporation	(619) 849-6005
(925) 288-6053

CERUS SECURES $10 MILLION REVOLVING CREDIT FACILITY

June 19, 2008 – Cerus Corporation (NASDAQ: CERS) announced today that it has obtained a $10 million senior revolving line of credit from Wells Fargo Bank, N.A. Terms of the credit facility allow Cerus to draw down funds as needed for working capital and general corporate purposes. Interest is payable monthly at Cerus’ option either at the bank’s prime rate or LIBOR plus 2.00% on any outstanding balance. Principal is to be repaid by Cerus at the end of a one year term if the credit facility is not extended. The revolving credit facility is secured by the company’s assets.

“We are pleased to have put in place a non-dilutive credit facility on attractive terms with Wells Fargo Bank,” said William J. Dawson, vice president, finance and CFO of Cerus Corporation. “We believe this credit facility will serve us well as our commercial business expands and working capital needs grow.”

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe and the Middle East. The company is also pursuing regulatory approvals in the United States and other countries. The INTERCEPT red blood cell system is currently in clinical development.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements relating to the adequacy of the credit facility to support expansion of the company’s commercial operations and growth of its working capital. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the development, commercialization and market acceptance of the INTERCEPT Blood System, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the quarterly report of Form 10-Q for the quarter ended March 31, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.